Ex-107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

NYXOAH SA

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no nominal value per share	(1)	457(o)	(1)	(1)	(1)	0.0001531	—
	Debt	Debt Securities	(1)	457(o)	(1)	(1)	(1)	0.0001531	—
	Other	Warrants	(1)	457(o)	(1)	(1)	(1)	0.0001531	—
	Other	Rights	(1)	457(o)	(1)	(1)	(1)	0.0001531	—
	Other	Units	(1)	457(o)	(1)	(1)	(1)	0.0001531	—
	Unallocated (Universal) Shelf		(1)	457(o)	(1)	(1)	$200,000,000	0.0001531	$30,620

Total Offering Amounts:							$200,000,000		$30,620
Total Fees Previously Paid:									$—
Total Fee Offsets:									$—
Net Fee Due:									$30,620

(1)	(A) Amount of registration fee calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price; (B) There are being registered hereunder such indeterminate number of ordinary shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase ordinary shares or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of ordinary shares and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions; and (C) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 9 of Form F-3 under the Securities Act of 1933, as amended.